 ________________________________________________________________________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SANTO MINING CORP.

(Exact name of registrant as specified in its charter)

Nevada	27-0518586
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
Ave. Sarasota #20, Torre Empresarial, Suite Santo Domingo, Dominican Republic	N/A
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: __________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.00001 per share
(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

This registration statement relates to the registration with the Securities and Exchange Commission of the common stock, par value $0.00001 per share (the “Common Stock”), of Santo Mining Corp. (the “Registrant”). The Registrant’s authorized share capital consists of 450,000,000 shares of Common Stock, and 450,000,000 shares of $0.00001 par value preferred stock. As of April 23, 2013, an aggregate of 65,396,269 shares of Common Stock and no shares of preferred stock were issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Item 2. Exhibits

The following exhibits are filed as a part of this registration statement and incorporated by reference to the prior filings as indicated:

Exhibit Number		Description
3.1	(a)	Articles of Incorporation [incorporated by reference to the Company’s Registration Statement on Form S-1 filed on September 21, 2010]
	(b)	Certificate of Amendment to Articles of Incorporation, dated July 30, 2010 [incorporated by reference to the Company’s Registration Statement on Form S-1 filed on September 21, 2010]
	(c)	Certificate of Amendment to Articles of Incorporation, dated August 16, 2010 [incorporated by reference to the Company’s Registration Statement on Form S-1 filed on September 21, 2010]
	(d)	Certificate of Amendment to Articles of Incorporation, dated March 19, 2012 [incorporated by reference to the Company’s Current Report on Form 8-K filed on March 22, 2012]
3.2		Bylaws [incorporated by reference to the Company’s Registration Statement on Form S-1 filed on September 21, 2010]

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SANTO MINING CORP.

Dated: April 23, 2013	By:	/s/Alain French
	Name:	Alain French
	Title:	President and Chief Executive Officer,